Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this current report on Form 8-K/A of Independent Bank Corp. of our reports dated March 1, 2021, with respect to the consolidated financial statements of Meridian Bancorp, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2020 and of the effectiveness of internal control over financial reporting as of December 31, 2020.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

January 26, 2022